Exhibit 21.1

Subsidiaries of the Registrant.

Below is a list of the subsidiaries of The Center For Wound Healing, Inc.  All of such subsidiaries are wholly owned with the exception of The Square Hyperbaric, LLC.

Name of Subsidiary	Jurisdiction of Incorporation of Organization
CFWH (Delaware), LLC	Delaware
CFWH (New York), LLC	New York
CFWH (Pennsylvania), LLC	Pennsylvania
CFWH (Massachusetts), LLC	Massachusetts
New York Hyperbaric And Wound Care Centers L.L.C.	New York
CFWH (New Jersey), LLC	New Jersey
The Square Hyperbaric, LLC	New York